UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  March 18, 2005


                   AEI INCOME & GROWTH FUND 25 LLC
      (Exact name of registrant as specified in its charter)


     State of Delaware               000-50609         75-3074973
(State or other jurisdiction    (Commission File     (IRS Employer
   of incorporation)                  Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                            (651) 227-7333
       (Registrant's telephone number, including area code)


  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))


Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On March 18, 2005, the Company purchased a 45% interest in a CarMax auto superstore in Lithia Springs, Georgia for
$4,194,000 from Silver Capital Net Lease Fund II, LLC, an unrelated third party. The property is leased to CarMax Auto Superstores, Inc. under a Lease Agreement with a remaining primary term of 13.4 years, which may be renewed for up to four consecutive terms of five years. The Lease requires annual base rent of $306,180, which will increase every five years by the lesser of 7.5% percent or two times the increase in the CPI Index for the five-year period. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The remaining interests in the property were purchased by AEI Income & Growth Fund XXI Limited Partnership, AEI Income & Growth Fund 24 LLC and AEI Private Net Lease Millennium Fund Limited Partnership, affiliates of the Company.

       The Company purchased the property with cash received from the sale of LLC Units. The property, developed in 2003, includes a 19,242 square foot one story building, containing sales, office and services areas, and a 936 square foot car wash facility on approximately 18.5 acres of which approximately 11.5 acres is useable. The property is located at 1977 Thornton Road in Lithia Springs, which is a suburb west of Atlanta.

       CarMax, Inc. (CarMax) assigned the Lease to CarMax Auto Superstores, Inc., its wholly owned subsidiary. However, CarMax remains fully liable under the terms and conditions of the Lease. CarMax is the nation's leading retailer of used cars. With headquarters in Richmond, Virginia, CarMax operates 58 used car superstores in 27 markets. CarMax also operates 7 new car franchises, which are integrated or co-located with its used car superstores. For the fiscal year ended February 29, 2004, CarMax reported a net worth of approximately $681 million and net income of approximately $116 million. CarMax is traded on the New York Stock Exchange under the symbol KMX.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Company as of December 31, 2004, no financial statements are required.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on September 11, 2003 (date the Company commenced operations), the Company's Investments in Real Estate would have increased by $4,194,000 and its Current Assets (cash) would have decreased by $4,194,000.

          Rental Income for the Company would have increased from $20,435 to $113,990 for the period ended December 31, 2003 and from $483,634 to $713,269 for the nine months ended September 30, 2004 if the Company had owned the property during the periods.

          Depreciation Expense would have increased by $9,786 and $25,164 for the period ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $43,189 to $126,958 and from $279,208 to $483,679, which would have resulted in Net Income of $28.77 and $37.46 per LLC Unit outstanding for the period ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      (c) Exhibits.

          Exhibit 10.1 - Assignment of Agreement of Purchase and Sale dated March 3, 2005 between the Company, AEI Income & Growth Fund XXI Limited Partnership, AEI
          Income & Growth Fund 24 LLC, AEI Private Net Lease Millennium Fund Limited Partnership and AEI Fund Management, Inc. relating to the Property at 1977 Thornton Road, Lithia Springs, Georgia.

          Exhibit 10.2 - Assignment and Assumption of Lease dated March 18, 2005 between the Company, AEI Income & Growth Fund XXI Limited Partnership, AEI Income & Growth Fund 24 LLC, AEI Private Net Lease Millennium Fund Limited Partnership and Silver Capital Net Lease Fund II, LLC relating to the Property at 1977 Thornton Road, Lithia Springs, Georgia.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 25 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date: March 21, 2005          /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer